Exhibit 10.1

FOURTH AMENDMENT TO EMPLOYMENT AGREEMENT

THIS FOURTH AMENDMENT (this “Amendment”) is made and entered into as of the 27th day of December, 2017, by and between Mueller Water Products, Inc., a Delaware corporation (the “Company”), and Marietta E. Zakas McHugh (“Executive”).

W I T N E S S E T H:

WHEREAS, the Company and Executive previously entered into an Employment Agreement dated September 15, 2008, as amended effective as of February 6, 2009, December 1, 2009 and March 1, 2012 (collectively, the “Agreement”);

WHEREAS, the Company and Executive desire to amend the Agreement to reflect Executive’s new position as Executive Vice President and Chief Financial Officer effective January 1, 2018 and to make other clarifying amendments; and

WHEREAS, capitalized terms used and not defined in this Amendment shall have the meaning set forth in the Agreement.

NOW, THEREFORE, the Company and Executive, in consideration of the agreements, covenants and conditions herein, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows, effective as of January 1, 2018:

1.    Article I, Section 2(a) of the Agreement is amended by deleting the first sentence therein and replacing it with the following:

“Executive shall serve as Executive Vice President and Chief Financial Officer of the Company commencing on January 1, 2018. Executive shall report to the Chief Executive Officer of the Company and Executive’s designated work location shall be the Company’s headquarters in Atlanta, Georgia.”

2.    Article I, Section 2 of the Agreement is amended by adding the following new subsection (c) to the end thereof:

“c.	Executive understands and agrees that Executive’s employment with the Company pursuant to this Agreement shall constitute employment “at-will.” Executive acknowledges that the rights of the Company remain wholly intact to change or reduce at any time and from time to time her compensation, title, responsibilities, location, and all other aspects of the employment relationship, or to discharge her (subject to the requirements of Article I, Section 4, 5 or 6, as applicable).”

3.    Article I, Section 3 of the Agreement is amended by deleting subsections (a), (b) and (c) therein and replacing them with the following:

“a.	Executive’s base salary (the “Salary”) shall be $375,000 per year commencing on January 1, 2018. The Salary and job performance shall be reviewed at least once per year consistent with the practices of the Company.

b.	Subject to approval by the Compensation and Human Resources Committee of the Company’s Board of Directors (the “Committee”) Executive shall be eligible to participate in the Company’s executive annual incentive bonus plan (the “Bonus Plan”), as in effect from time to time. Executive’s initial target bonus shall be seventy percent (70%) of the Salary (the “Bonus”). Executive’s actual Bonus amount may range from zero percent (0%) to two hundred percent (200%) of the Salary and shall be determined based upon corporate and/or individual performance factors established by the Committee in its sole discretion from time to time. Bonus targets and ranges for subsequent fiscal years, as well as performance goals applicable to the Bonus, may be changed in accordance with the Bonus Plan and without amendment of this Agreement by the Committee in its sole discretion. Executive must be employed on the date the Committee approves the Bonus payable with respect to any fiscal year to be eligible to receive a Bonus for such year. The Bonus, if any, shall be paid no later than the end of the fiscal year following the fiscal year to which the Bonus relates.

c.	Subject to the approval of the Committee, Executive shall be eligible to participate in the Company’s Second Amended and Restated 2006 Stock Incentive Plan (the “Incentive Plan”), consistent with its application to other senior executives of the Company. The target value of Executive’s annual award under the Incentive Plan shall be $600,000, as determined by the Committee in its sole discretion. Each such award shall be governed exclusively by the Incentive Plan and an award agreement(s) between Executive and the Company.”

4.    Article I, Section 3(e) of the Agreement is amended by replacing the reference therein to “$1,200” with “$1,500.”

5.    Article I, Section 5(ii) of the Agreement is amended by replacing the reference therein to “225%” with “262.5%.”

6.    Article II, Section 1 of the Agreement is amended by adding the following new sentence to the beginning of its first paragraph:

“The parties expressly intend and agree that the non-competition, non-solicitation and non-disclosure covenants contained in this Article II and Article III shall be construed under the Georgia Restrictive Covenants Act, O.C.G.A. § 13-8-50 et seq., and case law developed thereunder.”

7.    Article II, Section 1(a) of the Agreement is amended by deleting the second sentence therein and replacing it with the following:

“For purposes of this restriction, “Competitive Services” means performing services as principal financial officer with responsibility for the overall financial affairs for a company, or participating as a member of the senior leadership team in overall strategic business planning for a company with duties substantially similar to those duties Executive shall perform for the Company under this Agreement or, in the case of managerial or executive duties, managerial or executive duties for a Competing Business.”

8.    Article II, Section 5 of the Agreement is amended by deleting the section in its entirety and replacing it with the following:

“5.	Non-Disparagement. Following the termination of employment under this Agreement for any reason and continuing for so long as the Company or any affiliate, successor or assigns thereof carries on the name or like business within the United States, neither the Company nor Executive shall, directly or indirectly, for herself, or on behalf of, or in conjunction with, any other person, persons, company, partnership, corporation, business entity or otherwise:

•	Make any public statements or announcements or permit anyone to make any public statements or announcements concerning Executive’s reasons for termination with the Company without Executive’s consent; or

•	Make any public statements that are inflammatory, detrimental, slanderous, or negative in any way to the interests of the Company or its affiliated entities on the one hand, or Executive, on the other hand.”

9.    Article III, Section 1 of the Agreement is amended by deleting subsections (d) and (e) thereof in their entirety and replacing them with the following:

“d.	Executive agrees that during employment and thereafter, Executive shall not use or disclose, on Executive’s own behalf or on behalf of any other person or entity, any Confidential information to employees of the Company who do not have a need-to-know or to third parties; provided, however that Executive may disclose Confidential Information during employment in the normal course of business.

e.	Executive agrees that this non-disclosure obligation shall extend for the full period of time in which such materials or information remain a trade secret or Confidential Information.”

10.    Article III, Section 1 of the Agreement is amended by adding the following new subsections (g) and (h) to the end thereof:

“g.	Nothing contained in this Agreement limits Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission or any other federal, state or local governmental agency or commission (collectively, “Government Agencies”), or prevents Executive from providing truthful testimony in response to a lawfully issued subpoena or court order. Further, this Agreement does not limit Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.

h.	Executive is hereby notified that under the Defend Trade Secrets Act: (i) no individual shall be held criminally or civilly liable under federal or state trade secret law for disclosure of a trade secret (as defined in the Economic Espionage Act) that is: (A) made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and made solely for the purpose of reporting or investigating a suspected violation of law or (B) made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and (ii) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.”

11.    Article III, Section 7 of the Agreement is amended by deleting subsection (a) in its entirety and replacing it with the following:

“a.	[Intentionally Omitted]”

12.    Except as specifically amended herein, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment, to be effective as of January 1, 2018.

MUELLER WATER PRODUCTS, INC.

By:	/s/ J. Scott Hall

Title:	President and Chief Executive Officer

Date:	December 27, 2017

EXECUTIVE

/s/ Marietta E. Zakas
Marietta E. Zakas

Date:	December 27, 2017

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